Exhibit (a)(1)(vi)

Supplement to the Offer to Purchase for Cash
by
Actions Semiconductor Co., Ltd
of

Up to 84,000,000 of its Ordinary Shares (including Ordinary Shares represented by American Depositary Shares) At a Purchase Price not Greater Than US$23/60 per Share (or US$2.30 per ADS) nor Less Than US$20/60 per Share (or US$2.00 per ADS)

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN DAYLIGHT SAVINGS TIME, ON TUESDAY, SEPTEMBER 29, 2015, UNLESS THE OFFER IS EXTENDED (SUCH TIME AND DATE, AS MAY BE EXTENDED,
THE “EXPIRATION DATE”).

On August 24, 2015, Actions Semiconductor Co., Ltd, an exempted company incorporated under the laws of the Cayman Islands (the “Company,” “we,” “us” or “our”), distributed an offer to purchase (the “Original Offer to Purchase”) and a related letter of transmittal (the “Original Letter of Transmittal”) in connection with its invitation to holders of its ordinary shares, US$0.000001 par value per share (the “Shares”) (including Shares represented by American Depositary Shares (the “ADSs”)), to tender up to 48,000,000 Shares (including Shares represented by ADSs), for purchase by us at a purchase price not greater than US$21/60 per Share (or US$2.10 per ADS) nor less than US$18/60 per Share (or US$1.80 per ADS), net to the seller in cash, less any applicable withholding taxes and, in the case of ADSs, less a cancellation fee of US$0.05 per ADS accepted for purchase in the Offer that will be paid to JPMorgan Chase Bank, N.A., the Company’s ADS Depositary (the “ADS Depositary”), and without interest, upon the terms and subject to the conditions described in the Offer. The Company, by this supplement (this “Supplement,” and together with the Original Offer to Purchase, as the same may be further amended or supplemented from time to time, the “Offer to Purchase”) and the related Amended Letter of Transmittal (which together, as amended or supplemented from time to time, constitute the “Offer”), amends the Original Offer to Purchase and the Original Letter of Transmittal as follows. Each reference in the Original Offer to Purchase to the maximum purchase price per share under the Offer of “US$21/60” is hereby amended by replacing it with “US$23/60,” each reference in the Original Offer to Purchase to the minimum purchase price per share under the Offer of “US$18/60” is hereby amended by replacing it with “US$20/60,” each reference in the Original Offer to Purchase to the maximum purchase price per ADS under the Offer of “US$2.10” is hereby amended by replacing it with “US$2.30,” and each reference in the Original Offer to Purchase to the minimum purchase price per ADS under the Offer of “US$1.80” is hereby amended by replacing it with “US$2.00.” In addition, each reference in the Original Offer to Purchase to the maximum number of Shares (including Shares represented by ADSs) we may purchase under the Offer of “48,000,000” Shares (including Shares represented by ADSs) is hereby amended by replacing it with “84,000,000” Shares (including Shares represented by ADSs). Each reference in the Original Offer to Purchase to the maximum purchase price if the Offer is fully subscribed at the maximum purchase price per Share (or maximum purchase price per ADS) being “US$16,800,000” is hereby amended by replacing it with “US$32,200,000,” each reference in the Original Offer to Purchase to the minimum purchase price if the Offer is fully subscribed at the minimum purchase price per Share (or minimum purchase price per ADS) and if the Offer is fully subscribed being “US$14,400,000” is hereby amended by replacing it with “US$28,000,000,” and each reference to the percentage of issued and outstanding Shares (including Shares represented by ADSs) as of August 18, 2015 that such number of Shares (including Shares represented by ADSs) represent is hereby amended by replacing “13.7%” with “24.0%.”

As a result, we now invite holders of our securities to tender up to 84,00,000 Shares (including Shares represented by ADSs) for purchase for cash by us at a purchase price not greater than US$23/60 per Share (or US$2.30 per ADS) nor less than US$20/60 per Share (or US$2.00 per ADS), net to the seller in cash, less any applicable withholding taxes and, in the case of ADSs, less a cancellation fee of US$0.05 per ADS accepted for purchase in the Offer that will be paid to the ADS Depositary), and without interest, upon the terms and subject to the conditions described in Offer to Purchase. The Offer is also amended to extend the expiration date until 5:00 p.m., Eastern Daylight Savings Time, on Tuesday, September 29, 2015.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SECURITIES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7. There currently is no public market for our Shares. The ADSs are listed and quoted on The NASDAQ Global Select Market under the symbol “ACTS.” Each ADS represents six Shares. On August 21, 2015, the last full trading day prior to the announcement and commencement of the Offer, the last reported sale price of the ADSs was US$1.30 per ADS. On September 10, 2015, the last full trading prior the announcement of this amendment to the Offer, the last reported sale price of the ADSs was US$1.56 per ADS. Securityholders are urged to obtain current market quotations for the ADSs before deciding whether to tender their securities. See Section 8.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

If you have questions or need assistance, you should contact the Information Agent or the Dealer Managers at their respective address and telephone number set forth on the back cover of this Offer to Purchase. If you require additional copies of this Supplement to the Offer to Purchase, the Amended Letter of Transmittal, the Amended Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.

The Dealer Managers for the Offer are:

Laurel Hill Securities, LLC	Imperial Capital, LLC

September 11, 2015

IMPORTANT

To the holders of our ordinary shares and American Depositary Shares:

We have determined that it would be in the best interest of the Company and the Company’s security holders, in light of market conditions, to increase the final purchase price per Share and the final purchase price per ADS at which we may purchase the securities properly tendered and not properly withdrawn under the Offer from a price not greater than US$21/60 per Share (US$2.10 per ADS) nor less than US$18/60 per Share (US$1.80 per ADS) to a purchase price not greater than US$23/60 per Share (US$2.30 per ADS) nor less than US$20/60 per Share (US$2.00 per ADS), net to the seller in cash, less any applicable withholding taxes and, in the case of ADSs, less a cancellation fee of US$0.05 per ADS accepted for purchase in the Offer that will be paid to the ADS Depositary, and without interest, upon the terms and subject to the conditions described in the Offer. We have also increased the maximum number of securities we may purchase under the Offer from 48,000,000 Shares (including Shares represented by ADSs) to 84,000,000 Shares (including Shares represented by ADSs). In addition, we have extended the Expiration Date for the Offer until 5:00 p.m., Eastern Daylight Savings Time, on Tuesday, September 29, 2015.

As a result, we will select the lowest single purchase price, not greater than US$23/60 per Share (US$2.30 per ADS) nor less than US$20/60 per Share (US$2.00 per ADS), that will allow us to purchase up to an aggregate of 84,000,000 Shares (including Shares represented by ADSs), or a lower amount depending on the number of Shares (including Shares represented by ADSs) properly tendered and not properly withdrawn, upon the terms and subject to the conditions described in the Offer. If less than 84,000,000 Shares (including Shares represented by ADSs) are properly tendered, we will select the lowest effective per Share purchase price that will allow us to buy all the securities that are properly tendered and not properly withdrawn. All Shares we acquire in the Offer will be acquired at the same per Share purchase price and all ADSs we acquire in the Offer will be acquired at the same per ADS purchase price, regardless of whether the securityholder tendered at a lower price. Once the per Share purchase price and the per ADS purchase price have been determined, we will promptly disclose such prices in a manner calculated to inform securityholders of this information, which will include a press release through an international news service.

If you have not previously tendered securities and you wish to tender all or any portion of your securities, you should follow the instructions described in Section 3 of the Original Offer to Purchase. You may tender your securities using the Amended Letter of Transmittal provided herewith and following the procedures for tendering shares set forth in the Offer to Purchase.

If you have previously tendered securities, and you do not wish to withdraw the tender of all or any portion of those securities, you do not need to take any further action in response to this Supplement. As a result of the increase in the minimum price from US$18/60 per Share (or US$1.80 per ADS) to US$20/60 per Share (or US$2.00 per ADS), any securities previously tendered into the Offer at any price below US$18/60 per Share (or US$1.80 per ADS) will now be deemed to have been tendered at US$20/60 per Share (or US$2.00 per ADS).

If you have previously tendered securities, and you wish to withdraw the tender of all or any portion of those securities, please follow the procedures for withdrawal of tendered securities, as set forth in Section 5 of the Original Offer to Purchase.

If you have previously tendered securities, and you wish either to increase the number of securities tendered or change your indications of a specific price at which securities are being tendered, please submit a new and later-dated Amended Letter of Transmittal or Amended Notice of Guaranteed Delivery containing your new instructions in accordance with the procedures contained in Section 3 of the Original Offer to Purchase or, if your securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, follow the procedures given to you by such party or contact such party and request that your prior instructions with respect to your tendered securities be changed.

This Supplement should be read in conjunction with the Original Offer to Purchase. This Supplement, the Original Offer to Purchase and the related Amended Letter of Transmittal, as each may be further amended or supplemented from time to time, constitute the “Offer.” Section references used in this Supplement refer to the Sections of the Original Offer to Purchase, as amended by this Supplement and as may be further amended or supplemented from time to time. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Original Offer to Purchase.

Each reference in the Original Offer to Purchase to the maximum purchase price per Share under the Offer being “US$21/60” is hereby amended by replacing it with “US$23/60,” each reference in the Original Offer to Purchase to the maximum purchase price per ADS under the Offer being “US$2.10” is hereby amended by replacing it with “US$2.30,” each reference to the minimum purchase price per Share under the Offer being “US$18/60” is hereby amended by replacing it with “US$20/60,” and each reference to the minimum purchase price per ADS under the Offer being “US$1.80” is hereby amended by replacing it with “US$2.00.” Accordingly, each reference in the Original Offer to Purchase to a “price”, “purchase price”, “lowest per share purchase price” or “lowest per ADS purchase price” being “not greater than US$21/60 per Share (or US$2.10 per ADS) less than US$18/60 per Share (or US$1.80 per ADS)” shall be amended by replacing it with “not greater than US$23/60 (or US$2.30 per ADS) nor less than US$20/60 per Share (or US$2.00 per ADS)”, except with respect to references to the Company’s announcement on August 24, 2015 of its intention to make the Offer at a purchase price “not greater than US$21/60 per share (or US$2.10 per ADS) nor less than US$18/60 per Share (or $1.80 per ADS)”, which references shall not be amended.

Each reference in the Original Offer to Purchase to the maximum number of Shares (including Shares represented by ADSs) we could purchase under the offer of “48,000,000” Shares (including Shares represented by ADSs) is hereby amended by replacing it with “84,000,000” Shares (including Shares represented by ADSs). Each reference in the Original Offer to Purchase to the maximum purchase price if the Offer is fully subscribed at the maximum purchase price per Share (or maximum purchase price per ADS) and if the Offer is fully subscribed being “US$16,800,000” is hereby amended by replacing it with “US$32,200,000,” each reference in the Original Offer to Purchase to the minimum purchase price if the Offer is fully subscribed at the minimum purchase price per Share (or minimum purchase price per ADS) and if the Offer is fully subscribed being “US$14,400,000” is hereby amended by replacing it with “US$28,000,000,” and each reference to the percentage of issued and outstanding Shares (including Shares represented by ADSs) as of August 18, 2015 that such number of Shares (including Shares represented by ADSs) represent is hereby amended by replacing “13.7%” with “24.0%.”

Each reference to the Letters of Transmittal shall be deemed to also include the Amended Letters of Transmittal delivered herewith. Each reference to Notice of Guaranteed Delivery shall be deemed to also include the Amended Notice of Guaranteed Delivery delivered herewith.

Each reference in the Original Offer to Purchase to an expiration date or the Expiration Date is hereby amended by replacing “5:00 p.m., Eastern Daylight Savings Time, on Tuesday, September 22, 2015” with “5:00 p.m., Eastern Daylight Savings Time, on Tuesday, September 29, 2015.”

Under the heading “Amendments to Specific Provisions,” below, we have indicated other provisions in the Original Offer to Purchase that are specifically amended by this Supplement and set forth the corresponding amendments. Except as set forth herein, all of the terms and conditions of the Offer set forth in the Original Offer to Purchase shall continue to be applicable. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Original Offer to Purchase.

SUMMARY OF THE AMENDED OFFER

This summary highlights certain material information regarding the Offer, as amended, but you should realize that it does not describe all of the details of the tender offer to the same extent described in the Original Offer to Purchase. We urge you to read the entire Original Offer to Purchase and the related Amended Letter of Transmittal because they contain important information regarding the Offer.

What is the Company offering to purchase?

We are offering to purchase up to 84,000,000 Shares (including Shares represented by ADS). However, we expressly reserve the right, in our sole discretion, to purchase additional securities pursuant to the Offer, subject to applicable law. See Section 1.

What will be the purchase price for the Shares and ADSs?

We are conducting the Offer through a procedure commonly called a modified Dutch Auction tender offer. This procedure allows you to select the price (in increments of US$0.10 per ADS) within a price range specified by us at which you are willing to sell your securities. The price range for the Offer is US$20/60 to US$23/60 per Share (or US$2.00 to US$2.30 per ADS). The per Share purchase price will be the lowest price at which, based on the number of securities tendered and the prices specified by the tendering securityholders, we can purchase up to 84,000,000 Shares (including Shares represented by ADSs), or such lesser number of Shares (including Shares represented by ADSs) as is properly tendered and not properly withdrawn. All Shares we purchase will be purchased at the same per Share purchase price and all ADSs we purchase will be purchased at the same per ADS purchase price, even if you have selected a lower price, but we will not purchase any securities above the applicable purchase price we determine. We will determine the per Share purchase price for tendered Shares and the per ADS purchase price for the tendered ADSs after the Offer expires.

If you wish to maximize the chance that your securities will be purchased in the Offer, you should check the box in the sections of the Letter of Transmittal captioned “Shares Tendered at Price Determined Under the Tender Offer” or “ADSs Tendered at Price Determined Under the Tender Offer,” as appropriate. If you agree to accept the purchase prices determined under the Offer, your securities will be deemed to be entered at the minimum price of US$20/60 per Share (or US$2.00 per ADS). You should understand that this election may lower the purchase prices and could result in your securities being purchased at a minimum price of US$20/60 per Share (or US$2.00 per ADS).

What is the maximum aggregate purchase price for the securities that the Company intends to pay in the Offer?

We are offering to purchase up to 84,000,000 Shares (including Shares represented by ADSs). At the maximum purchase price of US$23/60 per Share (or US$2.30 per ADS) and if the Offer is fully subscribed, the maximum aggregate purchase price we would pay will be US$32,200,000. If, based on the applicable purchase price per security we determine, more than 84,000,000 Shares (including Shares represented by ADSs) are properly tendered and not properly withdrawn, we will purchase all securities tendered at or below the applicable purchase price per security on a pro rata basis, except for each conditional tender whose condition was not met, which we will not purchase (except as described in Section 6).

We expressly reserve the right, in our sole discretion, to change the price ranges to be paid for securities and to increase or decrease the total number of securities sought in the Offer thereby increasing or decreasing the aggregate purchase price, subject to applicable law. In accordance with the rules of the SEC, we may increase the number of securities accepted in the Offer, thereby increasing the aggregate purchase price, by no more than 2% of the outstanding Shares as of August 18, 2015 (including Shares represented by ADSs) without amending or extending the Offer. If we seek to increase the number of Shares (including Shares represented by ADSs) accepted in the Offer by an amount in excess of 2% of the outstanding Shares as of August 18, 2015 (including Shares represented by ADSs), we will amend and extend the Offer in compliance with applicable law.

The Offer is not conditioned on any minimum number of securities being tendered but is subject to certain other conditions. See Section 7.

How will we pay for the securities?

At the maximum purchase price of US$23/60 per Share (or US$2.30 per ADS) and if the Offer is fully subscribed, the maximum aggregate purchase price of securities in the Offer will be US$32,200,000. At the minimum purchase price of US$20/60 per Share (or US$2.00 per ADS) and if the Offer is fully subscribed, the minimum aggregate purchase price of securities in the Offer will be US$28,000,000. We intend to use cash on hand to purchase securities in the Offer and to pay all related fees and expenses. See Section 9.

How long do I have to tender my securities?

You may tender your securities until the Offer expires. The Offer will expire on Tuesday, September 29, 2015, at 5:00 P.M., Eastern Daylight Savings Time, or any later time and date to which the Offer may be extended. See Section 1. We may choose to extend the Offer at any time and for any reason. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Section 1 and Section 14. If a broker, dealer, commercial bank, trust company or other nominee holds your securities, it may have an earlier deadline for tendering your securities. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee that holds your securities to find out its deadline. See Section 3.

If I have not yet tendered any seucriites in the Original Offer to Purchase, how do I tender my securities?

If you want to tender all or part of your securities, you must do one of the following before 5:00 P.M., Eastern Daylight Savings Time, on Tuesday, September 29, 2015, or any later time and date to which the Offer may be extended:

•	if your securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your securities for you;
•	if you hold certificates or ADRs in your own name, you must complete and sign a Letter of Transmittal according to its Instructions, and deliver it, together with any required signature guarantees, the certificates for your securities and any other documents required by the Letter of Transmittal, in the return envelope provided, to the Depositary at the Toronto address appearing on the back cover page of this Offer to Purchase;
•	if you are an institution participating in the Book-Entry Transfer Facility, you must tender your securities according to the procedure for book-entry transfer described in Section 3; or
•	if you are a holder of vested stock options, you may exercise your vested stock options and tender any securities issued upon such exercise. You must exercise your stock options sufficiently in advance of the Expiration Date to receive your securities in order to tender. An exercise of an option cannot be revoked even if securities received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

If you want to tender your securities, but: (a) the certificates for your securities are not immediately available or cannot be delivered to the Depositary by the Expiration Date; (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date; or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your securities if you comply with the guaranteed delivery procedures described in Section 3.

You may contact the Information Agent for assistance. The contact information for the Information Agent appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Amended Letter of Transmittal.

Once I have tendered securities in the Offer, may I withdraw my tendered securities?

Yes. You may withdraw any securities you have tendered at any time before 5:00 P.M., Eastern Daylight Savings Time, on Tuesday, September 29, 2015, or any later time and date to which the Offer may be extended, in which case you may withdraw your securities until the Expiration Date, as extended. If we have not accepted for payment the securities you have tendered to us, you may also withdraw your securities beginning at 12:01 A.M., Eastern Daylight Savings Time, on Wednesday, October 21, 2015. See Section 4.

What happens if more than 84,000,000 Shares (including Shares represented by ADSs) are tendered at or below their applicable purchase price?

If more than 84,000,000 Shares (including Shares represented by ADSs) (or such greater amount as we may elect to purchase, subject to applicable law) are properly tendered at or below their respective purchase price and not properly withdrawn, we will, subject to applicable law, purchase securities on the following basis:

•	first, subject to the conditional tender provisions described in Section 6, we will purchase all securities properly tendered at or below the applicable purchase price selected by us and not properly withdrawn, on a pro rata basis with appropriate adjustment to avoid purchases of fractional securities (except for securityholders who tendered securities conditionally for which the condition was not satisfied); and
•	second, only if necessary to permit us to purchase 84,000,000 Shares (including Shares represented by ADSs) (or such greater amount as we may elect to purchase, subject to applicable law), from holders who have properly tendered securities at or below the applicable purchase price per security conditionally (for which the condition requiring us to purchase a specified number of securities was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, securityholders whose securities are conditionally tendered must have tendered all of their securities.

Therefore, it is possible that we may not purchase all of the securities that you tender even if you tender them at or below the applicable purchase price per security. See Section 1.

What is the recent market price of the ADSs, each representing six Shares?

On August 21, 2015, the last full trading day before the announcement and commencement of the Offer, the last reported sale price of the ADSs, each representing six Shares, on The NASDAQ Global Select Market was US$1.30 per ADS. On September 10, the last full trading day before the announcement of the amendment to the Offer, the last reported sale price of the ADSs, each representing six Shares, on the on The NASDAQ Global Select Market was US$1.56 per ADS. You are urged to obtain current market quotations for the ADSs before deciding whether to tender your securities. See Section 8.

If I tendered securities under the Original Offer to Purchase and I do not wish to withdraw those securities, do I need to do anything further?

No. If you have previously tendered your securities, and you do not wish to either withdraw the tender of those securities, increase the number of securities tendered or change your indication of a specific price at which Shares (or ADSs) are being tendered, you do not need to take any further action in response to this Supplement. As a result of the increase in the minimum price from US$18/60 per Share (or US$1.80 per ADS) to US$20/60 per Share (or US$2.00 per ADS), any securities previously tendered into the Offer at any price below US$18/60 per Share (or US$1.80 per ADS) will now be deemed to have been tendered at $US$20/60 per Share (or US$2.00 per ADS).

If I tendered securities under the Original Offer to Purchase and I wish either to increase the number of securities tendered or change my indications of a specific price at which Shares (including Shares represented by ADSs) are being tendered, what do I need to do?

If you have previously tendered securities, and you wish either to increase the number of securities tendered or change your indications of a specific price at which Shares (or ADSs) are being tendered, please submit a new and later-dated Amended Letter of Transmittal (which will supersede your original Letter of Transmittal) containing your new instructions in accordance with the procedures contained in Section 3 of the Original Offer to Purchase or, if your securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, follow the procedures given to you by such party or contact such party and request that your prior instructions with respect to your tendered securities be changed. See Sections 3 and 4.

Who should I contact with questions about the Offer?

If you have any questions regarding the Offer, please contact the Information Agent: Laurel Hill Advisory Group, LLC at +1 (888) 742-1305, or the Dealer Managers: Laurel Hill Securities, LLC at +1 (516) 396-7905 or Imperial Capital, LLC at +1 (212) 351-9433. Banks and brokers may call the Information Agent collect at +1 (516) 933-3100 and all others may call the Information Agent toll-free at +1 (888) 742-1305. Additional contact information for the Information Agent and the Dealer Managers is set forth on the back cover page of this document.

Amendments to Specific Provisions

1. Size of Offer; Purchase Price; Proration.

The first two paragraphs of Section 1 are hereby amended and restated as follows:

Upon the terms and subject to the conditions of the Offer, we will purchase up to 84,000,000 Shares (including Shares represented by ADSs), or if a lesser amount of securities is properly tendered and not properly withdrawn before the Expiration Date, (a) all Shares that are properly tendered and not properly withdrawn, at a per Share purchase price not greater than US$23/60 per Share nor less than US$20/60 per Share, net to the seller in cash, less any applicable withholding taxes and without interest and (b) all ADSs that are properly tendered and not properly withdrawn, at a per ADS purchase price not greater than US$2.30 per ADS nor less than US$2.00 per ADS, net to the seller in cash, less any applicable withholding taxes and less a cancellation fee of US$0.05 per ADS accepted for purchase in the Offer that will be paid to the ADS Depositary and without interest.

The term “Expiration Date” means 5:00 P.M., Eastern Daylight Savings Time, on Tuesday, September 29, 2015, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer.

The eighth paragraph of Section 1 is hereby amended and restated as follows:

In accordance with Instruction 2 of the Amended Letter of Transmittal, (a) holders desiring to tender Shares must specify the price or prices, not greater than US$23/60 per Share nor less than US$20/60 per Share, at which they are willing to sell their Shares to us in the Offer and (b) holders desiring to tender ADSs must specify the price or prices, not greater than US$2.30 per ADS nor less than US$2.00 per ADS, at which they are willing to sell their ADSs to us in the Offer. Alternatively, securityholders desiring to tender securities and seeking to maximize the chance that their securities will be purchased can choose not to specify a price and instead specify that they will sell their securities at the effective per Share purchase price ultimately paid for securities properly tendered. To do so, securityholders should check the box in the sections of the Amended Letter of Transmittal captioned “Shares Tendered at Price Determined Under the Tender Offer” or “ADSs Tendered at Price Determined Under the Tender Offer,” as appropriate. Note that this election, (a) if tendering Shares, is deemed to be a tender of Shares at the minimum price of US$20/60 per Share and could result in the tendered Shares being purchased at the minimum price of US$20/60 per Share and (b) if tendering ADSs, is deemed to be a tender of ADSs at the minimum price of US$2.00 per ADS and could result in the tendered ADSs being purchased at the minimum price of US$2.00 per ADS. Securityholders are urged to obtain current market quotations for the ADSs (each representing six Shares) before deciding whether, and at what purchase price or purchase prices, to tender their securities. See Section 8 for recent market prices for the ADSs.

The tenth and eleventh paragraph of Section 1 are hereby amended and restated as follows:

After the Offer expires, we will look at the prices chosen by securityholders for all of the securities properly tendered and not properly withdrawn. We will then select the lowest effective per Share purchase price (after taking into account the prices chosen and amount tendered by ADS holders on an as-converted to Shares basis) (in increments of US$0.10 per ADS) within the price range specified above that will allow us to purchase 84,000,000 Shares (including Shares represented by ADSs), or a lesser number of securities depending on the number of securities properly tendered and not properly withdrawn. Since each ADS represents six Shares, we will calculate the per ADS purchase price by multiplying the per Share purchase price by six. If less than 84,000,000 Shares (including Shares represented by ADSs) are properly tendered, we will select the lowest effective per Share purchase price that will allow us to buy all the securities that are properly tendered and not properly withdrawn. All Shares we acquire in the Offer will be acquired at the same per Share purchase price and all ADSs we acquire in the Offer will be acquired at the same per ADS purchase price, regardless of whether the securityholder tendered at a lower price. Once the per Share purchase price and the per ADS purchase price have been determined, we will promptly disclose such prices in a manner calculated to inform securityholders of this information, which will include a press release through an international news service.

All Shares we acquire in the Offer will be acquired at the same per Share purchase price and all ADSs we acquire in the Offer will be acquired at the same per ADS purchase price regardless of whether the securityholder tendered at a lower price. We will purchase only Shares and ADSs properly tendered at or below their respective purchase prices we determine and not properly withdrawn. However, because of the proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the securities tendered, even if securityholders tendered at or below the applicable purchase price per security, if, based on the per Share purchase price and the per ADS purchase price we determine, more than 84,000,000 Shares (including Shares represented by ADSs) are properly tendered and not properly withdrawn.

The fourteenth paragraph of Section 1 is hereby amended and restated as follows:

If less than 84,000,000 Shares (including Shares represented by ADSs) are properly tendered and not properly withdrawn prior to the Expiration Date, or such greater amount as we may elect to purchase pursuant to the Offer, subject to applicable law, we will, upon the terms and subject to the conditions of the Offer, purchase all securities so tendered at the per Share purchase price or the per ADS purchase price, as applicable.

The paragraphs under the heading “Priority of Purchases” are hereby amended and restated as follows:

Priority of Purchases.  On the terms and subject to the conditions of the Offer, if more than 84,000,000 Shares (including Shares represented by ADSs) have been properly tendered and not properly withdrawn before the Expiration Date, we will, subject to applicable law, purchase such securities on the basis set forth below:

•	first, subject to the conditional tender provisions described in Section 6, we will purchase all securities properly tendered and not properly withdrawn at prices at or below the per Share purchase price or per ADS purchase price, as applicable, on a pro rata basis with appropriate adjustment to avoid purchases of fractional securities (except for securityholders who tendered securities conditionally for which the condition was not satisfied); and
•	second, only if necessary to permit us to purchase 84,000,000 Shares (including Shares represented by ADSs) at the per Share purchase price or per ADS purchase price, as applicable, determined in the Offer (or such greater amount as we may elect to pay, subject to applicable law), we will purchase securities conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn, by random lot, to the extent feasible. To be eligible for purchase by random lot, securityholders whose securities are conditionally tendered must have tendered all of their securities.

As a result of the foregoing priorities applicable to the purchase of securities tendered, it is possible that fewer than all securities tendered by a securityholder will be purchased or, if a tender is conditioned upon the purchase of a specified number of securities, that none of those securities will be purchased even though such securities were tendered.

As we noted above, we may elect to purchase more than 84,000,000 Shares (including Shares represented by ADSs) in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater total number of securities.

3. Procedures for Tendering Shares.

At the end of Section 3, the following paragraph shall be added:

If a securityholder has previously tendered securities and wishes either to change the number of Shares (or ADSs) tendered or such securityholder’s indications of a specific price at which Shares (or ADSs) are being tendered, the Stockholder must withdraw all previously tendered securities in accordance with the procedures described in Section 4 hereof, and submit a new Amended Letter of Transmittal expressing its new instructions with respect to the tender of such securityholder’s securities.

5. Purchase of Securities and Payment of Purchase Price.

The first paragraph of Section 5 is hereby amended and restated as follows:

On the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we (a) will determine the per Share purchase price and the per ADS purchase price we will pay for securities properly tendered and not properly withdrawn, taking into account the number of securities so tendered and the prices specified by tendering securityholders, and (b) will accept for payment and pay for, and thereby purchase, up to 84,000,000 Shares (including Shares represented by ADSs) properly tendered at prices at or below the per Share purchase price or per ADS purchase price, as applicable, and not properly withdrawn.

The third paragraph of Section 5 is hereby amended and restated as follows:

On the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will (a) for all of the Shares accepted for payment pursuant to the Offer, accept for payment and pay a single per Share purchase price not greater than US$23/60 nor less than US$20/60, and (b) for all of the ADSs accepted for payment pursuant to the Offer, accept for payment and pay a single per ADS purchase price not greater than US$2.30 nor less than US$2.00. In all cases, payment for securities tendered and accepted for payment pursuant to the Offer will be made promptly, but only after timely receipt by the Depositary of:

•	certificates for securities or a timely confirmation of a book-entry transfer of securities into the Depositary’s account at the Book-Entry Transfer Facility;
•	a properly completed and duly executed Letter of Transmittal or Amended Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal or Amended Letter of Transmittal) or an Agent’s Message in the case of book-entry transfer; and
•	any other documents required by the Letter of Transmittal or Amended Letter of Transmittal.

6. Conditional Tender of Securities.

The second and third paragraphs of Section 5 are hereby amended and restated as follows:

Any tendering securityholder wishing to make a conditional tender must appropriately indicate the minimum number of securities that must be purchased from that securityholder if any are to be purchased. After the Offer expires, if, based on the per Share purchase price and per ADS purchase price determined in the Offer, more than 84,000,000 Shares (including Shares represented by ADSs) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered securities, we will calculate a preliminary proration percentage based upon all securities properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of securities to be purchased from any securityholder below the minimum number specified, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All securities tendered by a securityholder subject to a conditional tender pursuant to the Amended Letter of Transmittal and regarded as withdrawn as a result of proration will be returned at our expense promptly after the Expiration Date.

After giving effect to these withdrawals, we will accept the remaining securities properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of securities to be purchased to fall below 84,000,000 Shares (including Shares represented by ADSs) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 84,000,000 Shares (including Shares represented by ADSs). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of securities to be purchased. To be eligible for purchase by random lot, securityholders whose securities are conditionally tendered must have tendered all their securities.

8. Price Range of ADSs.

The table under Section 8 of the Original Offer to Purchase is hereby amended by replacing it in its entirety with the following:

	HIGH	LOW
Fiscal year ended December 31, 2013
First Quarter	US $2.61	US $1.64
Second Quarter	US $3.37	US $2.64
Third Quarter	US $2.95	US $2.34
Fourth Quarter	US $3.00	US $2.40
Fiscal year ended December 31, 2014
First Quarter	US $2.95	US $2.31
Second Quarter	US $2.47	US $1.63
Third Quarter	US $2.50	US $1.94
Fourth Quarter	US $2.30	US $1.60
Fiscal year ended December 31, 2015
First Quarter	US $1.99	US $1.45
Second Quarter	US $1.97	US $1.46
Third Quarter (through September 10, 2015)	US $1.62	US $1.19

On August 21, 2015, the last full trading day before the announcement and commencement of the Offer, the last reported sale price of the ADSs (each representing six Shares) on The NASDAQ Global Select Market was US$1.30 per ADS. On September 10, 2015, the last full trading day before the announcement of the amendment to the Offer, the last reported sale price of the ADSs (each representing six Shares) on The NASDAQ Global Select Market was US$1.56 per ADS. Securityholders are urged to obtain current market quotations for the ADSs before deciding whether to tender their securities.

9. Source and Amount of Funds.

The sole paragraph in Section 9 is hereby amended and restated as follows:

Our intent is to purchase up to 84,000,000 Shares (including Shares represented by ADSs). At the maximum purchase price of US$23/60 per Share (or US$2.30 per ADS) and if the Offer is fully subscribed, the maximum aggregate purchase price we would pay will be US$32,200,000. However, we expressly reserve the right, in our sole discretion, to purchase additional securities pursuant to the Offer, subject to applicable law. We expect to fund the purchase of securities in the Offer with our currently available cash and cash equivalents. As of September 10, 2015, we have no plan to use alternative financing arrangements or alternative financing plans in the event that our available cash and cash equivalents are insufficient to fund the purchase of securities in the Offer.

10. Certain Information Concerning Us.

The paragraphs under the heading “Incorporation by Reference” are hereby amended and restated as follows:

Incorporation by Reference.  The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed or submitted separately with or to the SEC. We expressly incorporate by reference each of the following documents:

SEC Filings (File No. 000-51604)	Date Filed
Annual Report on Form 20-F for year ended December 31, 2014	April 24, 2015
Reports on Form 6-K	May 8, 2015, May 13, 2015, August 14, 2015, August 24, 2015 and September 11, 2015

11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Securities.

The first paragraph in Section 11 is hereby amended and restated as follows:

Beneficial Ownership.  As of August 18, 2015, we had 349,731,305 Shares (including 136,201,272 Shares represented by 22,700,212 ADSs) issued and outstanding, 98,401,063 treasury Shares and 11,311,272 treasury ADSs (meaning ADSs which have been repurchased and not yet cancelled). We are offering to purchase up to 84,000,000 Shares (including Shares represented by ADSs). If the Offer is fully subscribed, we will purchase 84,000,000 Shares (including Shares represented by ADSs), which would represent approximately 24.0% of our issued and outstanding Shares (including Shares represented by ADSs) as of August 18, 2015.

ACTIONS SEMICONDUCTOR CO., LTD

September 11, 2015

For Eligible Institutions only, facsimile copies of the Amended Letter of Transmittal, properly completed and duly executed, will be accepted. The Amended Letter of Transmittal, certificates for securities, and any other required documents, should be sent or delivered by each securityholder or the securityholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at its address as set forth below.

The Depositary for the Offer is:

Laurel Hill Advisory Group Company

By Mail:	By Registered Mail, Courier or Hand Delivery
31 Adelaide St East P.O. Box 280 Toronto, Ontario M5C 2J4 Canada	70 University Avenue, Suite 1440 Toronto, Ontario M5J 2M4 Canada

DELIVERY OF THE AMENDED LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Any questions or requests for assistance may be directed to the Information Agent at its telephone number and location listed below. Requests for additional copies of this Offer to Purchase and the Amended Letter of Transmittal may be directed either to the Information Agent or the Dealer Managers at their respective telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Laurel Hill Advisory Group, LLC

2 Robbins Lane, Suite 201
Jericho, New York 11753
Phone: (516) 933-3100

The Dealer Managers for the Offer are:

Laurel Hill Securities, LLC	Imperial Capital, LLC
2 Robbins Lane, Suite 201 Jericho, New York 11753 Phone: (516) 396-7905	277 Park Ave., 48th Floor, New York, NY 10172 Phone: (212) 351-9433